As filed with the Securities and Exchange Commission on August 29, 2007
Registration No. 333--_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
_________________

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

_____________________

P.A.M. Transportation Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	71-0633135
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

297 West Henri De Tonti Boulevard, Tontitown, Arkansas 72770
(Address of Principal Executive Offices) (Zip Code)

P.A.M. Transportation Services, Inc.
2006 Stock Option Plan
(Full title of the plan)

Robert W. Weaver
President and Chief Executive Officer
297 West Henri De Tonti Boulevard
Tontitown, Arkansas 72770
(Name and address of agent for service)

(479) 361-9111
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Jerome M. Schwartz
Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(2)
Common Stock	750,000 Shares	$18.10	$13,575,000	$417
(1)           In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares that may be offered or issued to adjust for an increase in the number of issued shares by reason of any stock dividend, stock split, recapitalization or other general distribution of common stock or other securities to holders of common stock.
(2)           Estimated pursuant to rule 457(h) and (c) solely for purposes of calculating the registration fee, based upon the average of the high and low prices of the common stock on August 23, 2007, as reported on the Nasdaq Global Market.

Part I

Information Required in Section 10(a) Prospectus
Item 1.                                Plan Information.

Not filed as part of this registration statement pursuant to the Note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933 (the "Securities Act").

Item 2.                                Registrant Information and Employee Plan Annual Information.

Not filed as part of this registration statement pursuant to Note to Part I of Form S-8 and Rule 428 under the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.                                Incorporation of Documents by Reference.

P.A.M. Transportation Services, Inc. ("PTSI," "we" or "our") incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

1.           Our annual report on Form 10-K for the year ended December 31, 2006.

2.           All of our other reports that we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above.

3.           The description of our common stock included in our registration statement on Form 8-A filed with the Commission on October 7, 1986, including any amendments or reports filed for the purpose of updating the description.

All documents that we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.

Any statements contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                Description of Securities.

Not Applicable.

Item 5.                                Interests of Named Experts and Counsel.

As of August 28, 2007, members of Dickinson Wright PLLC who perform services for us owned approximately 10,500 shares of our common stock.

Item 6.                                Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our Bylaws provide for indemnification of our directors and officers to the full extent permitted by the Delaware Law. In addition, our Certificate of Incorporation eliminates the monetary liability of directors to the fullest extent permitted by the Delaware Law.  We have purchased directors' and officers' liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions discussed above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.                                Exemption from Registration Claimed.

Not Applicable

Item 8.                                Exhibits.

The following exhibits are filed with this registration statement:

Exhibit Number	Exhibit

4	Article 4 of our Amended and Restated Certificate of Incorporation is incorporated by reference to exhibit 3.1 of our Form 10-Q for the quarter ended March 31, 2002
5	Opinion of Counsel, Dickinson Wright PLLC
23(a)	Consent of Grant Thornton LLP
23(b)	Consent of Deloitte & Touche LLP
23(c)	Consent of Dickinson Wright PLLC is included in exhibit 5
24	Power of Attorney is included on the signature pages of the registration statement

Item 9.                                Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tontitown, State of Arkansas, on August 28, 2007.

P.A.M. Transportation Services, Inc.

By:	/s/ Robert W. Weaver
Robert W. Weaver
President and Chief Executive Officer

And:	/s/ Larry J. Goddard
Larry J. Goddard
Vice President of Finance, Chief Financial
Officer, Secretary and Treasurer

Each person whose signature appears below constitutes and appoints Robert W. Weaver and Larry J. Goddard, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits to this registration statement and other documents in connection with this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 28, 2007.

/s/ Frederick P. Calderone Frederick P. Calderone, Director	/s/ Matthew T. Moroun Matthew T. Moroun, Director
/s/ Frank L. Conner Frank L. Conner, Director	/s/ Daniel C. Sullivan Daniel C. Sullivan, Director
/s/ W. Scott Davis W. Scott Davis, Director	/s/ Robert W. Weaver Robert W. Weaver, President, Chief Executive Officer and Director
/s/ Christopher L. Ellis Christopher L. Ellis, Director	/s/ Charles F. Wilkins Charles F. Wilkins, Director
/s/ Manuel J. Moroun Manuel J. Moroun, Director	/s/ Larry J. Goddard Larry J. Goddard, Vice President of Finance, Chief Financial Officer, Secretary and Treasurer

Exhibit Index

The following exhibits are filed with this registration statement:
Exhibit Number	Exhibit

4	Article 4 of our Amended and Restated Certificate of Incorporation is incorporated by reference to exhibit 3.1 of our Form 10-Q for the quarter ended March 31, 2002
5	Opinion of Counsel, Dickinson Wright PLLC
23(a)	Consent of Grant Thornton LLP
23(b)	Consent of Deloitte & Touche LLP
23(c)	Consent of Dickinson Wright PLLC is included in exhibit 5
24	Power of Attorney is included on the signature pages of the registration statement